UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Electro Scientific Industries, Inc.
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SUPPLEMENT TO PROXY STATEMENT

On October 29, 2018, Electro Scientific Industries, Inc. (“ESI”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with MKS Instruments, Inc. (“MKS”) and EAS Equipment, Inc., a subsidiary of MKS (“EAS”) pursuant to which EAS will merge with and into ESI and ESI will thereupon become a wholly owned subsidiary of MKS (the “Merger”).  On December 6, 2018, ESI filed a Definitive Proxy Statement on Schedule 14A in connection with the proposed Merger, which we refer to herein as the “Definitive Proxy Statement.”

SUPPLEMENTAL DISCLOSURES TO DEFINITIVE PROXY STATEMENT
RELATED TO SHAREHOLDER ACTIONS

Following the announcement of the Merger Agreement and the Merger, as of the date of this supplement, six purported class action complaints have been filed on behalf of ESI’s shareholders against ESI and its directors; three in the United States District Court for the District of Oregon and three in the Circuit Court of the State of Oregon for the County of Multnomah. Several of the complaints also name MKS and EAS as defendants.  The complaints are captioned as follows: Morris v. Electro Scientific Industries, Inc., et al. (D. Or.); Klein v. Electro Scientific Industries, Inc., et al. (D. Or.); Mager v. Electro Scientific Industries, Inc., et al. (D. Or.); Kent v. Electro Scientific Industries, Inc., et al. (Or. Cir. Ct.); Stanley v. Electro Scientific Industries, Inc., et al. (Or. Cir. Ct.); and Colmenares v. Electro Scientific Industries, Inc., et al. (Or. Cir. Ct.). We refer to these actions collectively as the “Shareholder Actions.”

ESI does not believe that supplemental disclosures are required or necessary under applicable laws.  However, in order to minimize the expense of defending the Shareholder Actions, and without admitting any liability or wrongdoing, ESI is supplementing the Definitive Proxy Statement with the information set forth below (the “Supplemental Disclosures”). The Supplemental Disclosures contained below should be read in conjunction with the Definitive Proxy Statement, which is available on the Internet site maintained by the Securities and Exchange Commission (the “SEC”) at http://www.sec.gov.  ESI and the other named defendants deny that they have violated any laws or breached any duties to ESI’s shareholders. ESI and the other named defendants are providing the Supplemental Disclosures solely to eliminate the burden and expense of litigation and to avoid any possible disruption to the Merger that could result from further litigation.  Nothing in the Supplemental Disclosures should be deemed to be an admission of the legal necessity or materiality under applicable laws.  To the extent that the information set forth below differs from or updates information contained in the Definitive Proxy Statement, the information set forth herein supersedes or supplements the information in the Definitive Proxy Statement. References to sections herein are references to the corresponding sections of the Definitive Proxy Statement; all page references are to pages in the Definitive Proxy Statement; and any capitalized terms that are used herein have the same meanings ascribed to them in the Definitive Proxy Statement.

The section of the Definitive Proxy Statement under the heading “The Merger — Background of the Merger” is hereby amended by:

Amending and restating the first full paragraph on page 34 as follows (with new text underlined):

On September 14, 2018, the Board of Directors held a telephonic meeting, which was attended by members of ESI’s management, as well as representatives of Stifel and WSGR. Representatives of Stifel presented a detailed discounted cash flow analysis of ESI. This discounted cash flow analysis was based on the extended base case of management’s long-term financial forecasts, to supplement the financial analysis that they had presented to the Board of Directors on September 12, 2018. After discussing the foregoing and Stifel’s previous financial analyses, the Board of Directors agreed that MKS’ latest offer price appeared to fully value ESI and de-risk the achievement of ESI’s stand-alone business strategy. Accordingly, the Board of Directors authorized Mr. Burger and Stifel to inform representatives of MKS and Lazard, respectively, that the Board of Directors was willing to proceed towards the negotiation of a mutually acceptable definitive agreement at the price proposed in MKS’ latest indication of interest. Representatives of Stifel then re-presented the list of other companies (including financial sponsors) that could reasonably be expected to have strategic interest in an acquisition of, or other form of business combination transaction with, ESI that had been presented at the September 12 meeting of the Board of Directors. The Board of Directors discussed the list of third parties that the representatives of Stifel had presented and instructed Stifel to contact five of the strategic parties identified therein to assess their interest in a transaction with ESI based on the Board’s assessment, in consultation with representatives of Stifel, that the five selected parties were the most likely to have strategic interest in a transaction with ESI and the financial resources to acquire ESI at the valuations under consideration by the Board.  The Board of Directors determined not to ask Stifel to contact any other parties at this time, including any financial sponsors, as it believed that the benefits of contacting such parties, given their relatively lower likelihood of acquiring ESI was outweighed by the potential risk that contacting such parties would result in disruptive leaks and rumors regarding a potential sale of ESI, which could jeopardize a transaction with MKS and adversely impact the ongoing operations of ESI.

Amending and restating the eighth full paragraph on page 35 as follows (with new text underlined):

On October 11, 2018, Mr. Ippolito sent an e-mail to Mr. Burger providing additional detail around MKS’ reduced confidence in ESI’s near-term growth rate, and MKS’ attendant reduction in its offer price, in light of MKS’ view of the size and growth rate of the market for flexible printed circuit boards.

Amending and restating the fourth full paragraph on page 36 as follows (with new text underlined and deleted text shown in strikethrough):

Also on October 24, 2018, during the course of conducting a final conflict check before rendering its fairness opinion, the representatives of Stifel who had been involved in providing the advisory services to ESI in connection with the present circumstances first became aware that an affiliate of Stifel held approximately $12.6 million principal amount of MKS’ existing term loan facility, representing approximately 3.6% of the outstanding principal amount of such facility, and that such affiliate was in the process of acquiring, in addition, approximately $11.6 million principal amount of the existing term loan facility as part of a loan portfolio acquisition from a nonaffiliated bank, which would result in such affiliate owning approximately 6.9% of the total outstanding principal amount of such facility. On October 26, 2018, after conducting an internal review of the matter, representatives of Stifel notified ~~members of ESI management and certain members of the Board of Directors~~ Messrs. Burger and Wills of the foregoing matters and, on October 28, 2018, the full Board of Directors was informed of the foregoing matters. Such affiliate received $50,000 in commitment fees from MKS in May of 2016 and $125,000 in re-pricing fees in June of 2016. Other than the aforementioned fees, such affiliate did not receive, and does not expect to receive, any other fees or compensation from MKS other than payments of interest and principal under the loan.

The section of the Definitive Proxy Statement under the heading “Opinion of Stifel, Nicolaus & Company, Incorporated” is hereby amended by:

Amending and restating the first paragraph on page 43 under the heading “Selected Comparable Companies Analysis” as follows (with new text underlined):

Stifel compared ESI, from a financial point of view, to 16 selected publicly traded companies in the Lasers and Semiconductor Capital Equipment sectors, which Stifel deemed to be relevant based on their business profiles and financial metrics, including product portfolios, end-markets, customers, size, growth and profitability, among others. Stifel compared ESI’s estimated calendar year 2018 and estimated calendar year 2019 financial metrics, as provided by ESI’s management, to estimated calendar year 2018 and estimated calendar year 2019 financial metrics of these 16 selected companies, obtained from available public sources.

ESI’s estimated calendar years 2018 and 2019 financial metrics were as follows:

ESI CY 2018 Financial Statistics

Revenue: $377.1 million
EBITDA: $109.6 million
Net income: $102.3

ESI CY 2019 Financial Statistics (1):

Revenue: $402.6 million
EBITDA: $118.4 million
Net Income: $96.2 million

(1)
Stifel derived ESI’s CY 2019 financial statistics by summing (a) the fourth quarter of FY 2019 of the Base Forecasts, as provided by ESI’s management, and (b) 75% of the FY 2020 Base Forecast for the full fiscal year, as provided by ESI’s management.

ESI’s next twelve months revenue and EBITDA for the 12-month period ending September 30, 2019 were as follows (2):

Revenue: $361.0 million
EBITDA: $97.1 million

(2)
Stifel derived ESI’s next twelve months revenue and EBITDA for the estimated 12-month period ending September 30, 2019 by summing (a) the third and fourth quarters of FY 2019 of the Base Forecasts, as provided by ESI’s management, and (b) 50% of the FY 2020 Base Forecast for the full fiscal year, as provided by ESI’s management.

Stifel believes that the groups of companies listed below have business models similar to those of ESI, but noted that none of these companies is identical to ESI and none has the same management, composition, size, operations, financial profile or combination of businesses as ESI.

Amending and restating the tables on page 43 under the heading “Selected Comparable Companies Analysis” as follows (with new text underlined):

Company	CY 2018 EV/Revenues	CY 2019 EV/Revenues	CY 2018 EV/EBITDA	CY 2019 EV/EBITDA	CY 2018P/E	CY 2019P/E
Lasers
IPG Photonics Corporation	4.3x	4.1x	10.0x	9.2x	17x	17x
MKS Instruments, Inc.	1.8x	1.8x	6.1x	5.9x	9x	9x
Coherent, Inc.	1.7x	1.8x	6.4x	7.1x	10x	10x
Lumentum Holdings, Inc.	2.5x	2.2x	9.3x	7.5x	13x	11x
Novanta, Inc.	3.7x	3.5x	18.3x	16.1x	29x	26x
II-VI Incorporated	2.2x	1.9x	10.8x	9.4x	18x	14x
nLIGHT, Inc.	3.0x	2.5x	19.1x	14.4x	N.M.	33x
LPKF Laser & Electronics Aktiengesellschaft	1.7x	1.6x	12.7x	9.7x	31x	18x
Semiconductor Capital Equipment
KLA-Tencor Corporation	3.1x	3.0x	7.6x	7.3x	10x	10x
Kulicke and Soffa Industries, Inc.	0.9x	0.8x	4.3x	3.7x	9x	8x
Nanometrics Incorporated	2.0x	1.8x	8.1x	7.4x	13x	12x
Rudolph Technologies, Inc.	1.6x	1.5x	5.2x	6.0x	12x	11x
Nova Measuring Instruments Ltd.	1.9x	1.8x	7.0x	6.2x	12x	10x
Cohu, Inc.	1.2x	1.2x	7.1x	5.9x	N.A.	7x
Axcelis Technologies, Inc.	1.1x	1.0x	7.3x	5.8x	13x	10x
Camtek Ltd.	1.9x	1.7x	10.5x	8.5x	14x	11x

Note: “N.M.” means “Not Meaningful” and represents a characterization of P/E multiples that are greater than 35x.
Note: “N.A” means “Not Available and represents a characterization of a lack of multiples for companies that completed a material acquisition in the period.

Amending and restating the table appearing at the bottom of page 44 under the heading “Selected Precedent Transactions Analysis” as follows (with new text underlined):

Announcement Date	Acquirer	Target	NTMEV/Revenues	NTMEV/EBITDA
5/8/18	Cohu, Inc.	Xcerra Corporation	1.3x	7.1x
3/19/18	KLA-Tencor Corporation	Orbotech Ltd.	3.0x	12.9x
2/2/17	Veeco Instruments Inc.	Ultratech Inc.	2.6x	13.6x
3/16/16	Coherent, Inc.	Rofin-Sinar Technologies Inc.	1.6x	10.4x
2/23/16	MKS Instruments, Inc.	Newport Corp.	1.7x	9.1x
2/4/16	FormFactor, Inc.	Cascade Microtech Inc.	2.1x	10.1x
12/2/15	E-Town Dragon Semiconductor Industry Investment Center	Mattson Technology, Inc.	1.8x	N.M.
4/11/14	Ametek, Inc.	Zygo Corporation	1.6x	7.9x
2/4/14	Entegris, Inc.	ATMI, Inc.	2.0x	7.6x
8/19/13	Atlas Copco AB	Edwards Group Ltd.	1.3x	5.6x
8/13/12	Tokyo Electron Limited	FSI International, Inc.	1.2x	7.9x
7/7/11	Newport Corp.	Ophir Optronics Ltd.	1.9x	11.0x

Note: “N.M.” means “Not Meaningful” and represents a characterization of EV/EBITDA multiples that are greater than 40x.

Amending and restating the paragraph on page 45 under the heading “Discounted Cash Flow Analysis” as follows (with new text underlined):

Stifel used the Base Forecasts, as provided by ESI’s management, to perform two discounted cash flow analyses: one based on the terminal multiple method, and the second based on the perpetuity growth method. In conducting these analyses, Stifel assumed that ESI would perform in accordance with the Base Forecasts. The Base Forecasts supplied to and utilized by Stifel are summarized in “—Management Forecasts” beginning on page 47 of this proxy statement. In making its calculations, Stifel took into account ESI’s net cash balance of $165.2 million as of September 29, 2018 (as reported in ESI’s public filings). In order to calculate fully-diluted Company shares outstanding, Stifel applied the treasury stock method to ESI’s issued and outstanding shares and ESI shares subject to (or otherwise deliverable in connection with) the exercise, vesting or settlement of outstanding equity awards or other obligations of ESI to issue shares of ESI common stock.

Amending and restating the paragraph on page 45 under the heading “Terminal Multiple Method” as follows (with new text underlined):

Stifel first estimated the terminal value of ESI’s projected cash flows by applying a range of terminal multiples Stifel, in its professional judgment, deemed relevant to ESI’s estimated fiscal year 2023 EBITDA, which multiples ranged from 7.0x to 9.0x. Stifel calculated projected unlevered free cash flow , defined as net operating profit after taxes (including stock-based compensation) adjusted for depreciation and amortization, capital expenditures and investment in net working capital, from the six months ending March 31, 2019 and fiscal year 2020 through fiscal year 2023 using ESI management’s forecasts and discounted these cash flows and the terminal value to present values using discount rates of 14.0% to 18.0%, which Stifel, in its professional judgment, determined was the appropriate range of discount rates based on ESI’s weighted average cost of capital. This analysis indicated a range of enterprise values which Stifel then increased by ESI’s net cash to calculate a range of equity values. Stifel then divided these equity values by fully-diluted shares outstanding using the treasury stock method and calculated implied equity values per share ranging from $28.40 to $37.40, the high-end of which range was the equity value per share derived using the high-end terminal multiple and applying the low-end discount rate, and the low-end of which range was the equity value per share derived using the low-end.

Amending and restating the first paragraph on page 46 under the heading “Perpetuity Growth Method” as follows (with new text underlined):

Stifel first estimated the terminal value of ESI’s projected cash flows by applying a range of perpetuity growth rates Stifel, in its professional judgment, deemed relevant to ESI’s estimated fiscal year 2023 unlevered free cash flow, which growth rates ranged from 2.0% to 4.0%. Stifel calculated projected unlevered free cash flow, defined as net operating profit after taxes (including stock-based compensation) adjusted for depreciation and amortization, capital expenditures and investment in net working capital, from the six months ending March 31, 2019 and fiscal year 2020 through fiscal year 2023 using ESI management’s forecasts (which are presented below under – “Management Forecasts” beginning on page 47) and discounted these cash flows and the terminal value to present values using discount rates of 14.0% to 18.0%, which Stifel, in its professional judgment, determined was the appropriate range of discount rates based on ESI’s weighted average cost of capital. This analysis indicated a range of enterprise values which Stifel then increased by ESI’s net cash to calculate a range of equity values. These equity values were then divided by fully-diluted shares outstanding using the treasury stock method to calculate implied equity values per share ranging from $22.26 to $32.32, the high-end of which range was the equity value per share derived using the high-end growth rate and applying the low-end discount rate, and the low-end of which range was the equity value per share derived using the low-end growth rate and applying the high-end discount rate. Stifel noted that the Merger Consideration falls within the range of implied equity values per share implied by this analysis.

Amending and restating the second full paragraph on page 47 as follows (with new text underlined):

Without limiting the foregoing, as of the date of Stifel’s opinion, an affiliate of Stifel held approximately $12.6 million principal amount of MKS Instruments’ existing term loan facility, representing approximately 3.6% of the outstanding principal amount of such facility. In addition, such affiliate of Stifel is in the process of acquiring approximately $11.6 million principal amount of the existing term loan facility as part of a loan portfolio acquisition from a nonaffiliated bank. Accordingly, following the loan portfolio acquisition, such affiliate of Stifel’s aggregate position in the existing term loan facility will constitute approximately 6.9% of the outstanding principal amount of such facility. Such affiliate received $50,000 in commitment fees from MKS in May of 2016 and $125,000 in re-pricing fees in June of 2016. Other than the aforementioned fees, such affiliate did not receive, and does not expect to receive, any other fees or compensation from MKS other than payments of interest and principal under the loan.

The section of the Definitive Proxy Statement under the heading “The Merger — Management Forecasts” is hereby amended by:

Inserting the following new paragraph below the fourth full paragraph on page 47:

In preparing the Base Forecasts, senior management relied on several assumptions regarding the size and growth rates of various markets in which ESI participates and ESI’s projected share of such markets in its fiscal years 2019 through 2021. In particular, senior management assumed that the market for flexible printed circuit boards would continue to grow at a projected compound annual growth rate of at least 10% and that ESI would maintain (and possibly increase) its share of this market over the projected time horizon.  Senior management assumed that the market for high density interconnects would continue to grow at a rate in the low single digits and that ESI would maintain its approximately 10% share of this market over the projected time horizon.  Senior management assumed that the market for component testing equipment would remain healthy and continue to grow at current rates, and that ESI’s share of this market would increase due to adoption of new products throughout the projected time horizon.  Finally, senior management assumed that the semiconductor market would remain flat over the projected time horizon.

Amending and restating the table appearing on page 48 and footnotes thereto as follows (with new text underlined):

	FY2019	FY2020	FY2021	FY2022 (1)	FY2023 (1)
Revenue	$340.0	$435.0	$506.6 (2)	$510.6	$537.9
Flexible Printed Circuit Board	$155.3	$245.5	$324.0	$331.9	$342.4
Component Testing Equipment	$83.0	$70.0	$50.0	$30.0	$31.0
Semiconductor	$43.2	$34.0	$30.0	$27.0	$27.5
Industrial Machining	$8.2	$23.0	$30.0	$33.0	$36.3
Service	$50.4	$62.5	$72.6	$88.7	$100.7
Non-GAAP Gross Profit (3)	$158.0	$212.8	$249.0	$255.9	$267.9
Non-GAAP Operating Expense (4)	$75.4	$85.0	$90.0	$92.0	$96.1
Selling, General & Administrative	$39.0	$45.6	$48.2	$49.2	$51.3
Research & Development	$36.4	$39.4	$41.8	$42.8	$44.8
Non-GAAP Operating Income (5)	$82.6	$127.8	$159.0	$163.9	$171.8
EBITDA (6)	$89.1	$133.8	$165.0	$170.9	$179.8
Depreciation	$6.5	$6.0	$6.0	$7.0	$8.0
Non-GAAP Net Income (7)	$81.8	$106.9	$133.6	$138.7	$146.3
Unlevered Free Cash Flow (8)	$9.6 (9)	$74.9	$120.6	$124.0	$122.9

(1) For the purpose of performing its financial analysis during the strategic and financial review process, Stifel requested, and senior management prepared the forecasts for fiscal years 2022 and 2023 included in the Base Forecasts. The forecasts for these years were not provided to MKS, Party A or their representatives (including, with respect to MKS, Lazard).

(2) ESI management presented this figure in several summaries of its forecasts as $516 million, $507 million and $500 million. These figures are all forecasts reflecting the same underlying assumptions, except that they were calculated based on forecasted percentages of market share, forecasted revenue on a product-by-product basis or mere rounding, respectively.

(3) Calculated in a manner consistent with the calculation of gross profit under GAAP, but excluding charges for certain stock compensation expenses associated with employees in support of the delivery and sale of ESI’s products.

(4) Calculated in a manner consistent with the calculation of operating expense under GAAP, but excluding charges for stock compensation expenses and amortization expenses of intangible assets.

(5) Calculated in a manner consistent with the calculation of operating income under GAAP, but excluding charges for stock compensation expenses and amortization expenses of intangible assets.

(6) EBITDA is a non-GAAP financial measure calculated from GAAP operating income, but excluding charges for stock compensation expenses, amortization expenses of intangible assets and depreciation expenses.

(7) Calculated in a manner consistent with the calculation of net income under GAAP, but excluding charges for stock compensation expenses and amortization expenses of intangible assets.

(8) Unlevered free cash flow is a non-GAAP financial measure calculated from EBITDA, less stock-based compensation expense, cash tax expense, capital expenditures and investment in net working capital expenses.

(9) This figure only reflects forecasts for the second half of fiscal year 2019.

SUPPLEMENTAL DISCLOSURES TO DEFINITIVE PROXY STATEMENT
RELATED TO SUBSEQUENT EVENTS

In addition to the Supplemental Disclosures provided above, ESI is providing the following additional information based on events occurring subsequent to the filing of the Definitive Proxy Statement.

None of the written indications of interest or acquisition proposals that ESI received from MKS on June 29, 2018, July 16, 2018 and September 11, 2018 stated that MKS’ interest in a potential acquisition of ESI was contingent on the retention of any ESI executives or other employees.  While early in the discussions between MKS and ESI representatives of MKS expressed to representatives of ESI that MKS had a general interest in discussing executive retention at an appropriate time following approval of such discussions by ESI’s Board of Directors, at no time during any discussions between representatives of MKS and ESI prior to the execution of the Merger Agreement did MKS (i) indicate that its interest in a potential acquisition of ESI was contingent on the retention of any ESI executives or other employees or (ii) propose or offer any ESI executives or other employees post-closing employment with MKS or ESI.

MKS has advised us that, following the execution of the Merger Agreement and after receiving permission from the Board of Directors, MKS has been engaged in discussions regarding post-closing employment, retention and/or transition arrangements with certain of our executive officers whom MKS believes are important to the successful integration and post-closing performance of ESI.  As of December 31, 2018, MKS has advised us that it expects to enter into the following arrangements with our named executive officers and ESI, subject to negotiation of mutually acceptable definitive agreements, in each case effective as of and contingent upon the completion of the Merger.

Consulting Agreements with Messrs. Burger and Muhich

MKS expects to enter into with ESI and each of Messrs. Burger and Muhich a consulting agreement, pursuant to which, as of completion of the Merger, the employment of each such executive would be terminated and each such executive would be engaged by ESI as a consultant for a three-month period (subject to extension at ESI’s discretion by up to an additional three months) to assist with transition and integration matters.  During the term of the applicable consulting agreement, Mr. Burger would receive a consulting fee of $212,500 per month and Mr. Muhich would receive a consulting fee of $98,000 per month.  In addition, each of Messrs. Burger and Muhich would receive the cash severance payments that he would have been entitled to receive under his existing employment agreement (with respect to Mr. Burger, of a total of $1,725,000) or change in control agreement (with respect to Mr. Muhich, of a total of $576,000) with ESI and all restricted stock units covering shares of MKS common stock (“MKS restricted stock units”) held by such executive pursuant to the Merger upon assumption and conversion of Company RSUs or Company PRSUs (to the extent any applicable performance criteria have been deemed met including in accordance with the provisions under the applicable Company PRSU agreement relating to a “Sale” of ESI, and subject to any applicable maximum caps applicable to the executive’s Company PRSUs) would vest in full upon completion of the Merger, to the extent not then already vested.  If the executive timely elects health and dental continuation coverage under COBRA, the executive would be entitled to reimbursements of the monthly COBRA premiums for the executive and his eligible dependents for up to 12 months.  In order to receive the severance benefits under his consulting agreement, the executive must execute and not revoke a release of claims agreement in favor of ESI and MKS.  The executive also is required to comply with the terms of his employee confidentiality, restrictive covenants and assignment agreement previously entered into with ESI, including obligations relating to non-solicitation of customers and employees and non-competition, except that the duration of the executive’s post-employment obligations would be measured from the end of the executive’s consulting term and the obligations would be expanded to cover MKS.

Employment Agreements with Messrs. Harris and Williams

MKS expects to enter into an employment agreement with ESI and each of Messrs. Harris and Williams, on the terms summarized below.

Employment Terms of Mr. Harris

Pursuant to his employment agreement, Mr. Harris would serve as ESI’s Vice President and General Manager following completion of the Merger.  Mr. Harris would receive an annual base salary of $400,000 and be eligible for an annual target bonus for ESI’s fiscal year 2019 of 65% of his base salary.  Mr. Harris would also be granted a one-time award of MKS restricted stock units with a total grant date value of $400,000, one-third of which would vest on the first anniversary of the completion of the Merger and the remaining two-thirds of which would vest on the second anniversary of the completion of the Merger, in each case subject to his continued employment through each such date.  On the third anniversary of the completion of the Merger, Mr. Harris would receive a one-time cash payment of $160,000, subject to his continued employment through such date.  Mr. Harris also would receive, in April 2019 as part of his 2019 compensation package, an award of MKS restricted stock units having a total grant date value of $500,000, which would vest in three equal annual installments on the first, second and third anniversaries of the grant date, subject to his continued employment through each such date.  The following equity awards held by Mr. Harris would be subject to accelerated vesting:

•	all MKS restricted stock units that Mr. Harris would receive pursuant to the Merger Agreement upon conversion of his 25,900 Company RSUs would vest in full upon the completion of the Merger; and

•
all MKS restricted stock units that Mr. Harris would receive pursuant to the Merger Agreement upon conversion of his Company PRSUs that are earned by Mr. Harris as of the completion of the Merger pursuant to his Performance-Based Restricted Stock Units Award Agreement dated February 27, 2017 would vest in full upon the first anniversary of the completion of the Merger.

In lieu of any other MKS restricted stock units that Mr. Harris would receive pursuant to the assumption and conversion of any other Company PRSUs under the Merger Agreement, Mr. Harris would be eligible to receive an incentive cash bonus with a target amount equal to $600,000 and a maximum payment of 200% of the target amount, based upon performance metrics to be determined in good faith by ESI and to be achieved over a one-year performance period commencing upon completion of the Merger and payable 50% on each of the second and third anniversaries of the completion of the Merger, subject to his continued employment through each such date.

Employment Terms of Mr. Williams

Pursuant to his employment agreement, Mr. Williams would serve as ESI’s Vice President of Marketing following completion of the Merger.  Mr. Williams would receive an annual base salary of $320,000 and be eligible for an annual target bonus for ESI’s fiscal year 2019 of 60% of his base salary.  Mr. Williams would also be granted a one-time award of MKS restricted stock units with a total grant date value of $350,000, one-third of which would vest on the first anniversary of the completion of the Merger and the remaining two-thirds of which would vest on the second anniversary of the completion of the Merger, in each case subject to his continued employment through each such date.  On the third anniversary of the completion of the Merger, Mr. Williams would receive a one-time cash payment of $100,000, subject to his continued employment through such date.  Mr. Williams also would receive, in April 2019 as part of his 2019 compensation package, an award of MKS restricted stock units having a total grant date value of $225,000, which would vest in three equal annual installments on the first, second and third anniversaries of the grant date, subject to his continued employment through each such date.  The following equity awards held by Mr. Williams would be subject to accelerated vesting:

•	all MKS restricted stock units that Mr. Williams would receive pursuant to the Merger Agreement upon conversion of his 45,900 Company RSUs would vest in full upon the completion of the Merger; and

•
all MKS restricted stock units that Mr. Williams would receive pursuant to the Merger Agreement upon conversion of his Company PRSUs that are earned by Mr. Williams as of the completion of the Merger pursuant to his Performance-Based Restricted Stock Units Award Agreement dated February 27, 2017 would vest in full upon the first anniversary of the completion of the Merger.

In lieu of any other MKS restricted stock units that Mr. Williams would receive pursuant to the assumption and conversion of any other Company PRSUs under the Merger Agreement, Mr. Williams would be eligible to receive an incentive cash bonus with a target amount equal to $600,000 and a maximum payment of 200% of the target amount, based upon performance metrics to be determined in good faith by ESI and to be achieved over a one-year performance period commencing upon completion of the Merger and payable 50% on each of the second and third anniversaries of the completion of the Merger, subject to his continued employment through each such date.

Benefits Upon Termination of Employment Without Cause or for Good Reason

If the employment of Mr. Harris or Mr. Williams is terminated by MKS or ESI without cause (as defined below) or by the executive for good reason (as defined below) within 24 months after the completion of the Merger, then (a) all then-unvested MKS restricted stock units held by the executive would immediately vest in full (with any performance-based awards vesting at 100% of target) and (b) if the executive timely elects health and dental continuation coverage under COBRA, the executive will be entitled to reimbursements of the monthly COBRA premiums for the executive and his eligible dependents for up to 12 months.

For purposes of the employment agreements of Messrs. Harris and Williams:

•
“cause” generally means: (i) the willful and continued failure by the executive to perform his reasonably assigned duties with ESI or MKS, other than due to his incapacity due to physical or mental illness, which has continued after ESI or MKS has provided a demand for substantial performance that specifically identifies the manner in which it believes that Mr. Harris has not substantially performed his duties; (ii) the willful engagement by the executive in illegal conduct which is materially and demonstrably injurious to ESI or MKS; or (iii) the commission of an act by the executive, or the failure of the executive to act, which constitutes gross negligence or gross misconduct; and

•
“good reason” generally means: (i) the assignment of a different title, job or responsibilities that results in a substantial reduction in the executive’s duties immediately after the Merger, other than a change made solely as a result of ESI becoming a subsidiary or business unit of a larger company in a change of control; (ii) a reduction in the executive’s base salary; (iii) the executive being required to be based more than 50 miles from the principal office at which he is based, except for reasonably required travel on ESI’s or MKS’ business; or (iv) the failure by any successor to ESI to expressly assume the executive’s employment agreement or any obligation under the employment agreement.

In order to receive the severance benefits under his employment agreement, the executive must execute and not revoke a release of claims agreement in favor of ESI and MKS and comply with the obligations under his employee confidentiality, restrictive covenant and assignment agreement previously entered into with ESI, as described below.

Other Benefits

Each of Messrs. Harris and Williams would be reimbursed by ESI for all reasonable and necessary expenses incurred by the executive in connection with the performance of his duties. Each executive also would have the opportunity to participate in MKS’ customary long-term incentive equity, employee benefit and paid time off plans, to the extent eligible.

Restrictive Covenants

The executive also is required to comply with the terms of his confidential information and invention assignment agreement previously entered into with ESI, including obligations relating to non-solicitation of customers and employees and non-competition, except that these obligations would be expanded to cover MKS.

Limitation on Payments

In the event that the compensation and other benefits provided for in the agreements described above or otherwise payable to any of Messrs. Burger, Muhich, Harris or Williams constitute “parachute payments” within the meaning of Section 280G of the Code, and otherwise would be subject to the excise tax imposed by Section 4999 of the Code, then such compensation or other benefits would be either paid in full or reduced to a level such that the excise taxes are not imposed, whichever provides a better after-tax result for the executive.

YOUR VOTE IS IMPORTANT

If you have already voted by returning a proxy or by giving voting instructions to your broker, bank or other nominee, you are not required to take any further action at this time in order to vote on the Merger Agreement and the Merger.

If you have already voted but wish to change your vote, you may still do so. If you hold your shares through a broker, bank, or other nominee, you have the right to change or revoke your proxy or voting instructions at any time before the vote is taken at the special meeting by following the directions received from your broker, bank or other nominee to change those instructions. If you hold your shares in your name as a shareholder of record, you have the right to change or revoke your proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting at a later date through any of the methods available to you, by giving written notice of revocation to our corporate secretary, which must be filed with our corporate secretary by the time the special meeting begins, or by attending the special meeting and voting in person.

IF YOU HAVE NOT YET VOTED YOUR SHARES, EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE URGED TO SUBMIT A PROXY FOR YOUR SHARES ELECTRONICALLY ON THE INTERNET, BY TELEPHONE OR BY COMPLETING, SIGNING AND RETURNING THE PROXY CARD FOR THE SPECIAL MEETING AS SOON AS POSSIBLE.

The Board of Directors unanimously recommends that you vote (1) “FOR” the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger; (2) “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by ESI to its named executive officers in connection with the Merger.

Participants in the Solicitation

ESI and its directors and executive officers may be deemed to be participants in the solicitation of proxies from ESI’s shareholders with respect to the proposed transaction.  Information about ESI’s directors and executive officers and their ownership of ESI’s common stock is set forth in ESI’s proxy statement on Schedule 14A filed with the SEC on July 10, 2018, and ESI’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018, which was filed with the SEC on June 8, 2018.  Additional information regarding the potential participants, and their direct or indirect interests in the proposed transaction, by security holdings or otherwise, is set forth in the Definitive Proxy Statement and other materials to be filed with SEC in connection with the proposed transaction.

Cautionary Note Regarding Forward-Looking Statements

This communication, and any documents to which ESI refers you in this communication, contains not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent ESI’s current expectations or beliefs concerning future events, including but not limited to the expected completion and timing of the proposed transaction, expected benefits and costs of the proposed transaction, management plans relating to the proposed transaction, strategies and objectives of ESI for future operations, financial forecasts, and other information relating to ESI and the proposed transaction. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “forecasts,” “should,” “estimates,” “contemplate,” “future,” “goal,” “potential,” “predict,” “project,” “projection,” “target,” “seek,” “may,” “will,” “could,” “should,” “would,” “assuming,” and similar expressions are intended to identify forward-looking statements. You should read any such forward-looking statements carefully, as they involve a number of risks, uncertainties and assumptions that may cause actual results to differ significantly from those projected or contemplated in any such forward-looking statement. Those risks, uncertainties and assumptions include:

•	the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect ESI’s business and the price of the common stock of ESI;

•	the failure to satisfy any of the conditions to the consummation of the proposed transaction, including the approval of the merger agreement by the shareholders of ESI;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the effect of the announcement or pendency of the proposed transaction on ESI’s business relationships, operating results and business generally;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the proposed transaction;

•	risks related to diverting management’s attention from ESI’s ongoing business operations;

•	the outcome of any legal proceedings that may be instituted against us related to the merger agreement or the proposed transaction;

•	unexpected costs, charges or expenses resulting from the proposed transaction; and

•	other risks described in ESI’s filings with the SEC, such as its Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

Forward-looking statements speak only as of the date of this communication or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, ESI does not assume any obligation to update any such forward-looking statements whether as the result of new developments or otherwise.